UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Chubb Corporation

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April 14, 2015

Supplemental Information Regarding Proposal 3 –

Advisory Vote on Executive Compensation

Last month we provided our shareholders with the proxy statement for The Chubb Corporation’s 2015 Annual Meeting of Shareholders, which will be held on April 28, 2015. We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our proxy statement. In particular, we are requesting your support on Proposal 3 – the annual advisory vote on the compensation paid to our named executive officers (referred to as the “say-on-pay proposal”).

Glass, Lewis & Co., LLC (Glass Lewis), a leading proxy advisory firm, has recommended that shareholders vote in favor of our say-on-pay proposal. In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (ISS), for the first time has recommended that shareholders vote against the proposal based on their concerns about the compensation paid to our Chief Executive Officer (CEO).

In light of these contrary views, we thought it would be helpful to provide you the additional information set forth below regarding Chubb’s executive compensation program, specifically as it relates to the compensation of our CEO. We hope you find this information, together with the information set forth in our proxy statement, helpful in your decision making process.

We encourage you to read carefully the description of our executive compensation program contained in our proxy statement and the information provided in this supplement when considering how to vote on Proposal 3.

Our Approach to Executive Compensation

Our executive compensation program is performance-based and governed through comprehensive oversight by the independent directors sitting on our Organization & Compensation Committee (our Compensation Committee) with assistance from its independent compensation consultant, Compensation Advisory Partners LLC (the Compensation Consultant).

•	Our annual say-on-pay proposals have been overwhelmingly approved by our shareholders, with an average “FOR” vote of better than 96% since 2011.

•	Our say-on-pay proposal continues to receive a “FOR” recommendation from Glass Lewis.

•	Our Compensation Committee believes that the total compensation of our CEO is appropriate and directly aligned with the achievement of multi-year financial and operational results, and is influenced by our CEO’s contributions leading to long-term shareholder value creation, relevant market compensation data for our peer group of companies, and our CEO’s tenure.

•	Our Compensation Committee annually:

•	studies market data and trends;

•	seeks advice from the Compensation Consultant regarding best practices;

•	monitors policies published by proxy advisory firms, including Glass Lewis and ISS;

•	evaluates the economic, strategic and organizational challenges facing Chubb;

•	establishes base salaries and target annual and long-term compensation opportunities for each of our named executive officers, including our CEO; and

•	approves performance goals for our long-term three-year performance unit program.

•	The annual incentive compensation for our CEO is dependent on the achievement of a pre-established operating income performance goal, which we believe directly influences shareholder returns and which directly reflects the increase or decrease in operating income each year.

•	A substantial portion of the long-term incentive compensation for our CEO is based on Chubb’s relative and absolute total shareholder return (TSR) over a three-year period.

•	91% of our CEO’s compensation for 2014 was performance-based or otherwise at risk, and 67% was linked to stock price performance.

Chubb’s Commitment to Long-Term Shareholder Value Creation

Our Board of Directors believes that our CEO’s long tenure and extraordinary performance has led to Chubb’s strong financial and operational success over time. The compensation of our CEO should be evaluated in the following context:

•	Chubb has benefited from our CEO’s long tenure.

John D. Finnegan has served as Chubb’s CEO for 12 years and is the third longest tenured CEO within our peer group of companies. As previously announced, Mr. Finnegan will be retiring from Chubb at the end of 2016. Our Board of Directors believes that having Mr. Finnegan as Chubb’s CEO has resulted in Chubb’s strong financial performance over the past 12 years.

•	$18.5 billion of capital has been returned to our shareholders over the last 12 years.

Chubb has returned over $18.5 billion of capital to our shareholders through our share repurchase program and regular dividends over Mr. Finnegan’s tenure. In addition, Chubb has increased our annual dividend for 33 consecutive years.

•	Chubb’s annualized TSR exceeds our competitors’ TSR over the last 12 years.

Annualized total return to shareholders from the beginning of Mr. Finnegan’s tenure through the end of 2014 has been:

•	14.8% for Chubb;

•	9.2% for the Dow Jones Industrial Average;

•	9.5% for the S&P 500 Index; and

•	7.6% for the median of our peer group of companies.

The following chart reflects the 7-, 10- and 12-year annualized TSR of Chubb versus the median of our peer group of companies:

7-, 10- and 12-Year Annualized TSR Chubb vs. Peer Group Median
	7-Year	10-Year	12-Year
Chubb	12.3%	13.0%	14.8%
Peer Group Median	3.8%	5.8%	7.6%

•	Growth in Chubb’s TSR significantly exceeds growth in our CEO’s pay.

Over Mr. Finnegan’s tenure, our TSR has grown significantly faster than the compensation of our employees and Mr. Finnegan. Our TSR and target compensation for our employees and for Mr. Finnegan have increased on an annualized basis during his tenure through the end of 2014 as shown below:

•	14.8% — Chubb’s annualized TSR

•	3.0% — Approximate average annualized increase in target compensation for Chubb employees generally

•	2.5% — Approximate annualized increase in target compensation for Mr. Finnegan

•	Our CEO’s pay increases and decreases as a result of Chubb’s performance.

Our executive compensation program reflects our commitment to pay for performance. For example, performance units granted to Mr. Finnegan, as well as other senior officers, in February 2012 for the three-year performance cycle ended December 31, 2014 paid out at 35.2% of target, reflecting that our performance during the performance cycle was below median with respect to the companies in the S&P 500 and the companies in our peer group. This below target payout occurred despite Chubb’s strong underlying operational and financial performance, as reflected in our record net income per share and operating income per share for 2013 and second best annual net income per share and operating income per share for 2014. This payout also reflected that we entered the three-year performance cycle with our stock price at what was then an all-time high, while the stock prices of the companies in the S&P 500 and in our peer group were still recovering from the global recession.

Accordingly, despite Chubb’s TSR of 61% over the three-year performance period, Mr. Finnegan’s performance units paid out at 35.2% of target, decreasing his year-over-year realized compensation by a significant 35%, as shown in the chart below.

CEO’s Year-Over-Year Realized Compensation
Year	Base Salary	Bonus	Performance Units (1)	RSUs (1)	TOTAL
2014	$1,325,000	$5,500,000	$2,933,407	$2,726,193	$12,484,600
2013	$1,325,000	$4,300,000	$10,545,496	$3,149,105	$19,319,601
% Change	0%	28%	-72%	-13%	-35%

(1)	For information on the calculation of the amounts shown for 2014 and 2013, see the footnotes to the table set forth under the heading “Option Exercises and Stock Vested” in our 2015 proxy statement and our 2014 proxy statement, respectively.

Conclusion

Chubb’s overall pay and governance practices reflect many best practices that are supported by the major proxy advisory firms, including ISS, such as robust CEO and executive stock ownership guidelines, a robust recoupment policy, no excise tax gross-ups on perquisites, a commitment not to enter into new agreements with executive officers providing for excise tax gross-ups, double trigger vesting of equity awards upon a change of control, and a significant portion of CEO pay linked to performance.

For all of the foregoing reasons, our executive compensation program has been overwhelmingly approved by our shareholders, with an average “FOR” vote of better than 96% since 2011.

Chubb’s executive compensation program reflects our commitment to pay for performance. We remain focused on aligning our executive compensation program with the long-term interests of our stockholders. We hope that the foregoing information gives you more perspective on our CEO’s compensation and helps you to appropriately assess it for purposes of voting on our say-on-pay proposal.

We request that you vote FOR our say-on-pay proposal (Proposal 3) in our 2015 proxy statement.

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